Exhibit 5.1
OPINION OF HELLER EHRMAN, LLP
April 29, 2008
Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, CA 95035
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Phoenix Technologies Ltd., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about April 29, 2008, for the purpose of registering under the Securities Act of 1933, as amended, 650,000 shares of the Company’s Common Stock, $0.001 par value, issuable under the Company’s 2008 Acquisition Equity Incentive Plan (the “2008 Plan”). All 650,000 shares of Common Stock issuable under the 2008 Plan are collectively referred to herein as the “Shares.”
     We have examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.
     This opinion is limited to the federal law of the United States of America, the laws of the State of California and the Delaware General Corporation Law, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.
     Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold, (ii) the full consideration stated in the 2008 Plan is paid for each Share and that such consideration in respect of each Share includes payment of cash or other lawful consideration, (iii) appropriate certificates evidencing the Shares are executed and delivered by the Company or appropriate book entries have been made in the Company’s stock records for uncertificated shares, as permitted under Section 158 of the Delaware General Corporation Law, and (iv) all applicable securities laws are complied with, it is our opinion that the Shares covered by the Registration Statement, when issued by the Company, will be legally issued, fully paid and nonassessable.
     This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Heller Ehrman, LLP